EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
j2 GLOBAL COMMUNICATIONS, INC.

Adopted in accordance with the provisions of Section 242 of
the General Corporation law of the State of Delaware

j2 Global Communications, Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the “Delaware GCL”), by its duly authorized officers, hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to amend Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Corporation’s Common Stock, par value $0.01 per share, from 50 million to 95 million.

SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the Delaware GCL, of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon at the annual meeting of stockholders of the Corporation held on May 3, 2006, the first sentence of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation be amended to read, in its entirety, as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 96,000,000, of which 95,000,000 shares of the par value of $0.01 shall be designated as Common Stock and 1,000,000 shares of the par value of $0.01 shall be designated as Preferred Stock.”

THIRD: That the amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth herein has been duly adopted in accordance with the provisions of Section 242 of the Delaware GCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Nehemia Zucker, its Co-President and Chief Operating Officer, on May 3, 2006, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true.

/s/ Nehemia Zucker
Name: Nehemia Zucker
Title: Co-President and Chief Operating Officer

ATTEST:

____/s/ Jeffrey D. Adelman______
Name: Jeffrey D. Adelman
Title: Secretary